UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No. )
Filed by Registrant ☑
Filed by Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

NBT Bancorp Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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52 South Broad Street Norwich, New York 13815

PLEASE VOTE YOUR PROXY TODAY
THE MEETING HAS BEEN ADJOURNED UNTIL
JULY 1, 2015

June 5, 2015

Dear Shareholder:

According to our latest records, we have not received your voting instructions for the Annual Meeting of Shareholders of NBT Bancorp Inc. which was initially held on May 5, 2015 and adjourned for a second time with respect to Proposal 2 until July 1, 2015. Your response will help avoid further potential delays and save us additional solicitation expenses. Your vote is extremely important, no matter how many shares you hold.

•	To date, holders of approximately 78% of the outstanding shares entitled to vote have voted “FOR” Proposal 2 and 98% of the votes cast have been in favor of Proposal 2.
•	Despite the overwhelming support of Proposal 2 from those shareholders who have voted, the required approval of holders of 80% of the outstanding shares of NBT common stock has not yet been obtained.
•	Proposal 2 amends NBT’s charter and bylaws to declassify its board of directors. The Board of Directors recommends that you vote “FOR” Proposal 2 for the reasons set forth in the proxy statement, dated March 27, 2015.
•	Two of the nation’s leading independent proxy advisory firms have also advised that NBT shareholders vote “FOR” Proposal 2.

Please vote via the internet or telephone as soon as possible or alternatively, please sign, date, and return the enclosed proxy card (see the instructions below). Please understand that it is critical that we receive your vote so that we may complete the business of the Annual Meeting of Shareholders without additional delay.

If you need assistance voting your shares, please call D.F. King toll free at (800) 434-3719 or collect at (212) 269-5550. On behalf of your Board of Directors, thank you for your cooperation and continued support.

Sincerely,

/s/ Daryl R. Forsythe

Daryl R. Forsythe
Chairman of the Board

You may use one of the following simple methods to promptly provide your voting instructions:

1.	Internet: Have the control number listed on the enclosed voting instruction form ready and follow the online instructions at www.proxyvote.com.

2.	Telephone: Have the control number listed on the enclosed voting instruction form ready and call (800) 690-6903.

3.	Mail: Sign, date, mark and return the enclosed voting instruction form in the postage-paid return envelope provided.